SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_             September 4, 2019____

Date of Report (date of earliest event reported)

BIOMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8765	95-2645573
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

17571 Von Karman Ave.

Irvine, California 92614

(Address of Principal Executive Offices

Including Zip Code)

949-645-2111

(Registrant’s Telephone Number,

Including Area Code)

______________

(Former Name or Former Address if Changed

Since Last Report)

Page 1 of 2 pages

Item 8.01  Other Events

On May 29, 2019 (the “Execution Date”), Biomerica executed an exclusive distribution agreement with MaxHealth International Ltd. and MaxHealth Medical Co. Ltd. (together “Maxhealth”), for the sale of Biomerica’s EZ Detect product in China. In the Agreement, MaxHealth was given an option to purchase 500,000 shares of Biomerica common shares for a period of 90 days following the Execution Date (the “Option Period”) at a purchase price of either a) $4.66 per share if during the Option Period Biomerica in a separate private transaction sells $1,000,000 of shares at a price greater than $4.66 per share, or b) 25% above the average public trading price of Biomerica’s common stock during the 10 business days preceding the MaxHealth’s exercise of the option and purchase of the shares. The shares must be purchased in a single transaction and must be prepaid prior to issuance.

At the request of MaxHealth, Biomerica has executed an amendment to the Agreement that extends the Option Period to 180 days following the Execution Date. All other terms of the option and Agreement remain the same.

Also pertaining to this Agreement, the Company shipped an initial prepaid order of EZ Detect product to MaxHealth on August 30, 2019. Once this initial order clears customs in China, the Agreement requires MaxHealth to prepay an additional amount of $900,000 for future orders of the EZ Detect product.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 4, 2019

                        Biomerica, Inc.

            By: /s/ Zackary S. Irani

Zackary S. Irani

Chief Executive Officer